Exhibit 99.1

January 28, 2008

Dear Investor:

On behalf of FUEL, I am pleased to report that the construction of our 100 million gallon ethanol plant is right on schedule. Our landscape has changed dramatically over the last year and we look forward to our first grind, scheduled for fall of 2008.

I would also like to inform you of some changes within FUEL’s management. On January 16th, the Board of Directors of First United Ethanol, LLC accepted Tony Flagg’s resignation as CEO of FUEL. The Board of Directors has appointed me as the interim CEO. While I will continue to serve as Chairman of the Board, I am excited about playing such an active role with this very strong management team. We anticipate a seamless transition with the able assistance of Larry Kamp, CFO and Drew Gahagan, General Manager.

I will be in the FUEL office on a daily basis and would welcome your call if you have any questions or feedback.

Sincerely,
First United Ethanol, LLC

Murray Campbell
Chairman and CEO